Exhibit 99.1

CRAFT BREW ALLIANCE AND ANHEUSER-BUSCH PARTNERSHIP CLEARED

BY U.S. DEPT. OF JUSTICE

Expansion of 25-year relationship between brewing companies nears closure

PORTLAND, Ore. AND NEW YORK // SEPT. 18, 2020 – Today, Craft Brew Alliance (“CBA”) (Nasdaq: BREW) and Anheuser-Busch (“A-B”) announced that they have entered into an agreement with the United States Department of Justice that is an important next step toward the closing of the proposed expanded partnership between CBA and A-B. The companies’ agreement with the U.S. Department of Justice comes after CBA shareholder approval of the proposed expanded partnership and CBA and A-B’s decision to sell CBA’s Kona Brewing operations in Hawaii to PV Brewing Partners.

“This latest milestone brings us one step closer to officially joining the Brewers Collective family,” said Andy Thomas, CEO of CBA. “We look forward to combining our resources, talented teammates, and dynamic brands as we continue nurturing the growth of CBA’s existing portfolio and investing in innovation to meet the changing needs of today’s beverage consumers, all while delivering certainty of value to our shareholders.”

“The beer industry in the U.S. is competitive and dynamic, with more choices available to consumers than ever before,” said Marcelo “Mika” Michaelis, president, Brewers Collective, Anheuser-Busch. “CBA’s diverse portfolio of national lifestyle brands and award-winning regional breweries are an excellent complement to our family of craft partners and would continue to help fuel the growth of the craft beer category.”

Closing of the combination is expected to occur in the coming weeks. In connection with the closing, CBA shareholders will receive $16.50 in cash per share of Craft Brew Alliance common stock, as previously announced.

ABOUT CRAFT BREW ALLIANCE

CBA is a leading craft brewing company that brews, brands, and brings to market world-class American craft beers.

Our distinctive portfolio combines the power of Kona Brewing Company, a dynamic, fast-growing national craft beer brand, with strong regional breweries and innovative lifestyle brands: Appalachian Mountain Brewery, Cisco Brewers, Omission Brewing Co., Redhook Brewery, Square Mile Cider Co., Widmer Brothers Brewing, and Wynwood Brewing Co. CBA nurtures the growth and development of its brands in today’s increasingly competitive beer market through our state-of-the-art brewing and distribution capability, integrated sales and marketing infrastructure, and strong focus on innovation, partnerships, and local community.

Formed in 2008, CBA is headquartered in Portland, Oregon and operates breweries and brewpubs across the U.S. CBA beers are available in all 50 U.S. states and 30 different countries around the world. For more information about CBA and our brands, please visit www.craftbrew.com.

ABOUT ANHEUSER-BUSCH

For more than 165 years, Anheuser-Busch has carried on a legacy of brewing great-tasting, high-quality beers that have satisfied beer drinkers for generations. Today, we own and operate more than 100 facilities, including breweries, wholesaler distribution centers, agricultural facilities and packaging plants, and have more than 18,000 colleagues across the United States. We are home to several of America’s most recognizable beer brands, including Budweiser, Bud Light, Michelob ULTRA and Stella Artois, as well as a number of regional brands that provide beer drinkers with a choice of the best-tasting craft beers in the industry. From responsible drinking programs and emergency drinking water donations to industry-leading sustainability efforts, we are guided by our unwavering commitment to supporting the communities we call home. For more information, visit www.anheuser-busch.com or follow Anheuser-Busch on LinkedIn, Twitter, Facebook and Instagram.

ABOUT BREWERS COLLECTIVE

Brewers Collective, a business unit of Anheuser-Busch, is on a mission to energize how people view, consume and experience beer by sharing our joy of brewing. We have an unwavering devotion to our beer, brands, people and communities, and are on a continued pursuit of making the next beer our best one yet. We believe that quality is not an exception, innovation is a standard, and that everyone is welcome within the world of beer. Brewers Collective encourages everyone to drink responsibly, hydrate and get a safe ride home when needed.

Contact:

Jenny McLean, Craft Brew Alliance

jenny.mclean@craftbrew.com

Laura Ballantyne, Brewers Collective, craft business unit of Anheuser-Busch

Laura.Ballantyne@brewerscollective.com

###